SLM Corporation

Medium Term Notes, Series B

With Maturities of 9 Months or More from Date of Issue

Registration No. 333-107132

Filed Pursuant to Rule 424(b)(3)

Pricing Supplement No. 555		Trade Date: 8/7/2006
(To Prospectus dated January 5, 2005 and		Issue Date: 8/10/2006
Prospectus Supplement dated January 5, 2005)

The date of this Pricing Supplement is	8/7/2006

CUSIP	Stated Interest Rate Per[1] Annum	Maturity Date	Price to Public2 3	Discounts & Commissions	Interest Payment		Survivor’s Option	Yes/No	Subject to Redemption	Aggregate Principal Amount	Net Proceeds	OID Status
					Frequency	First Payment			Date and terms of redemption
78490FZG7	6.200%	09/15/2026	100%	2.250%	Monthly	09/15/06	No	Yes	Callable at 100% on 9/15/2010 and Continuous thereafter with 10 NY business days notice.	1,524,000	1,489,710.00	N

As of September 12, 2005 ABN AMRO Financial Services, Inc. changed its name to LaSalle Financial Services, Inc. Consequently, all references to “ABN AMRO Financial Services, Inc.” in the prospectus are amended to read “LaSalle Financial Services, Inc.”.

Effective June 30, 2005, Bear, Stearns & Co. Inc. was added as a selling agent under the SLM EdNotes program.

[1]	The interest rates on the Ed Notes may be changed by SLM Corporation from time to time, but any such change will not affect the interest rate on any Ed Notes offered prior to the effective date of the change.

[2]	Expressed as a percentage of aggregate principal amount.

[3]	See “Supplemental Plan of Distribution” in the Prospectus supplement for additional information concerning price to public and underwriting compensation.